Exhibit 3.37
CERTIFICATE OF INCORPORATION
INFOCENTRE (EAST), INC.
Under Section 402 of the Business Corporation Law.
     The undersigned, for the purpose of forming a corporation pursuant to Section 402 of the Business Corporation Law of the State of New York, does hereby certify and set forth:
     FIRST: The name of the corporation is INFOCENTRE (EAST), INC.
     SECOND: The purposes for which the corporation is formed are:
     To engage in any lawful act or activity for which corporations may be organized under the business corporation law, provided that the corporation is not formed to engage in any act or activity which requires the act or approval of any state, official, department, board, agency or other body without such approval or consent first being obtained.
     To carry on a general mercantile, industrial, investing and trading business in all its branches; to devise, invent, manufacture, fabricate, assemble, install, service, maintain, alter, buy, sell, import, export, license as licensor or licensee, lease as lessor or lessee, distribute, job, enter into, negotiate, execute, acquire, and assign contracts in respect of, acquire, receive, grant, and assign licensing arrangements, options, franchises, and other rights in respect of, and generally deal in and with, at wholesale and retail, as principal, and as sales, business, special, or general agent, representative, broker, factor, merchant, distributor, jobber, advisor, or in any other lawful capacity, goods, wares, merchandise, commodities, and unimproved, improved, finished, processed and other real, personal and mixed property of any and all kinds, together with the components, resultants, and by-products thereof.
     To develop, experiment with, conduct research on, manufacture, produce, assemble, buy, lease or otherwise acquire, hold, own, operate, use, install, equip, replace, maintain, service, process, reprocess, repair, remodel, recondition, import, export, sell, lease, market, distribute, transport or otherwise dispose of and generally to deal in and with, as contractor, subcontractor, principal, agent, commission merchant, broker, factor or any combination of the foregoing and at wholesale or retail or both, any and all kinds of computer software, computer programs and accessories and all allied apparatus, systems, parts, supplies, tools, implements, raw materials, natural products, manufactured articles and products, and goods, wares, merchandise and tangible property of every kind, used or capable of being used for any purpose whatever.
     To develop electronic and computer programs for use in all fields of endeavor and to use or sell, lease or otherwise dispose of same. To purchase, lease and otherwise acquire computers and computer time, and to operate computers, for the sale, lease and other disposition of computer time to any persons, firms, corporations and associations. To advise and counsel manufacturers, wholesalers, retailers, operators and owners of computers and computer systems with respect to the manufacture, sale and use of computers and computer systems.
     To acquire by purchase, subscription, underwriting or otherwise, and to own, hold for investment, or otherwise, and to use, sell, assign, transfer, mortgage, pledge, exchange or otherwise dispose of real and personal property of every sort and description and wheresoever situated, including shares of stock, bonds, debentures, notes, scrip, securities, evidences of indebtedness, contracts or obligations of any corporation or association, whether domestic or foreign, or of any firm or individual or of the United States or any state, territory or dependency of the United States or any foreign country, or any municipality or local authority within or without the United States, and also to issue in exchange therefor, stocks, bonds or other securities or evidences of indebtedness of this corporation and, while the owner or holder of any such property, to receive, collect and dispose of the interest, dividends and income on or from such property and to possess and exercise in respect thereto all of the rights, powers and privileges of ownership, including all voting powers thereon.
     To construct, build, purchase, lease or otherwise acquire, equip, hold, own, improve, develop, manage, maintain, control, operate, lease, mortgage, create liens upon, sell, convey or otherwise dispose of and turn to account, any and all plants, machinery, works, implements and things or property, real and personal, of every kind and description, incidental to, connected with, or suitable, necessary or convenient for any of the purposes enumerated herein, including all or any part or parts of the properties, assets, business and good will of any persons, firms, associations or corporations.
     The powers, rights and privileges provided in this certificate are not to be deemed to be in limitation of similar other or additional powers, rights and privileges granted or permitted to a corporation by the Business Corporation Law, it being intended that this corporation shall have all the rights, powers and privileges granted or permitted to a corporation by such statute.

     THIRD: The office of the corporation is to be located in the City of New York, County of New York, State of New York.
     FOURTH: The aggregate number of shares which the corporation shall have the authority to issue is Two Hundred (200), all of which shall be without par value.
     FIFTH: The Secretary of State is designated as the agent of the corporation upon whom process against it may be served. The post office address to which the Secretary of State shall mail a copy of any process against the corporation served on him is:

Jarblum, Solomon & Fornari, P.C.
650 Fifth Avenue
New York, New York 10019
     IN WITNESS HEREOF, this certificate has been subscribed to this 26th day of March, 1985 by the undersigned who affirms that the statements made herein are true under penalties of perjury.

/s/ Gerald Weinberg

GERALD WEINBERG
90 State Street
Albany, New York

CERTIFICATE OF AMENDMENT
OF
THE CERTIFICATE OF INCORPORATION
OF
SPEEDWARE USA INC.
(A New York Corporation)
UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW
     We, the undersigned Ian Farquharson and Randy Chambers being respectively the Chairman of the Board and the Secretary of Speedware USA Inc., hereby certify:
     1. The name of the corporation is Speedware USA Inc. The name under which the corporation was formed is Infocentre (East), Inc.
     2. The Certificate of Incorporation of said corporation was filed by the Department of State of the State of New York on the 29th day of March, 1985.
3.	(a)	The certificate of incorporation is amended to increase the aggregate number of shares which the corporation has authority to issue from two hundred (200) shares to one thousand (1,000) shares.
(b)	To effect the foregoing, Article Four relating to the aggregate number of shares the corporation is authorized to issue is amended to read as follows:
“FOURTH: The aggregate number of shares which the corporation shall have authority to issue is One Thousand (1,000), all of which shall be without par value.”
     4. The amendment was authorized in the following manner.
(a)	by the unanimous written consent of the Board of Director of the corporation followed by the unanimous written consent of all the shareholders.

     IN WITNESS WHEREOF, we have signed this certificate on the 31st day of January, 1995 and we affirm that the statements made herein are true under penalties of perjury.

SPEEDWARE USA INC. (a New York corporation)

By:	/s/ Randy Chambers	By:	/s/ Ian Farquharson

	Randy Chambers		Ian Farquharson
	Secretary		Chairman of the Board

Certificate of Change
Of
Certificate of Incorporation
Of
SPEEDWARE USA INC.
(List Entity Name)
Under Section 805-A of the Business Corporation Law

STATE OF NEW YORK
DEPARTMENT OF STATE FILED MAY 18 2005

TAX$

BY:	/s/ [ILLEGIBLE]
New York

Filed by:	Cheryl Pettigrew, Legal Administrator

(Name)

804 Las Cunas Parkway

(Mailing address)

Austin, Texas 78746

(City, State and Zip Code)